1  For the second quarter:  Expect comparable store sales to increase in the 8-10% range  Expect 450 to 550 basis points of gross margin improvement, split between improved merchandise margins, three-fourths, and positive leverage on occupancy expense, one-fourth.  Expect SG&A dollars to be between 30.5% and 31.0% of sales  For Fiscal 2013:  Expect capital expenditures to be approximately $10.0 - $10.5 million Fiscal 2013 Outlook